Exhibit 10.2

No. S-258388 Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,

R.S.C. 1985, c. C-36, AS AMENDED

And

IN THE MATTER OF TILT HOLDINGS INC.

(THE “PETITIONER”)

MONITOR’S FIRST REPORT TO COURT

(Prepared for the November 17, 2025 Court Hearing)

November 14, 2025

1.	INTRODUCTION	3

2.	ACTIVITIES OF THE PETITIONER SINCE THE FILING DATE	4

3.	ACTIVITIES OF THE MONITOR SINCE THE FILING DATE	4

4.	MONITOR’S ADDITIONAL COMMENTS ON THE PROPOSED PLAN	4

5.	MEETING ORDER	6

6.	STAY OF PROCEEDINGS	8

7.	THE GOODMANS LETTER	9

8.	CONCLUSION	9

APPENDICES

A.	Letter from Goodmans to McCarthy, dated November 14, 2025

1.INTRODUCTION

1.1

On November 7, 20 25 (the “Filing Date”), TILT Holdings Inc. (“TILT” or the “Petitioner”) sought and obtained an Initial Order (the “Initial Order”) under the Companies’ Creditors Arrangement Act, RS. C. 1985, c. C-36, as amended (the “CCAA”) from the Supreme Court of British Columbia (the “Court”). TILTs proceedings pursuant to the CCAA are referred to herein as the “CCAA Proceedings”.

1.2

On November 7, 2025, the Proposed Monitor issued its Pre-Filing Report to the Court (the “Pre-Filing Report”). The Pre-Filing Report was prepared to inform the Court about the Petitioner’s business, financial status, and key creditors; to explain the reasons behind its financial difficulties; outline and provide comments on the Proposed Plan; and provide visibility to the initial cash flow forecast.

1.3The Initial Order, inter alia:

1.3.1	appointed PricewaterhouseCoopers Inc. (“PwC”) as monitor of the Petitioner (the “Monitor”); and
1.3.2	granted a stay of proceedings in respect of the Petitioner up to and including November 17, 2025 (the “Stay of Proceedings”).

1.4The purpose of this Report is to provide the Court with information pertaining to:

1.4.1the activities of the Petitioner and Monitor since the Filing Date;

1.4.2the Monitor’s additional comments on the Proposed Plan;

1.4.3the proposed Meeting Order;

1.4.4the extension request of the Stay of Proceedings;

1.4.5a letter received from Goodmans LLP on November 14, 2025; and

1.4.6the Monitor’s recommendations.

1.5	Capitalized terms not otherwise defined herein are defined in the Petitioner’s materials filed in these proceedings.
1.6	Unless otherwise stated, all monetary amounts contained herein are expressed in United States Dollars (“USD”).
1.7

Material documents pertaining to the CCAA Proceedings are available on the Monitor’s website at www.pwc.com/ca/TILT. The Monitor will post regular updates to the website and ensure that all materials are posted as they become available, so that all interested parties remain current with the CCAA Proceedings.

2.ACTIVITIES OF THE PETITIONER SINCE THE FILING DATE

2.1	Since the Filing Date, the Petitioner has undertaken the following activities, among others:
2.1.1	prepared and released a press release on the Filing Date;
2.1.2	assisted the Monitor in completing its statutory requirements;
2.1.3	communicated with and answered queries of the Monitor on cash flow reporting; and
2.1.4	communicated with key stakeholders including employees and creditors, to inform them of the CCAA Proceedings.

3.ACTIVITIES OF THE MONITOR SINCE THE FILING DATE

3.1	Since the Filing Date, the Monitor has undertaken the following activities:
3.1.1	activated its website for the CCAA Proceedings and posted the Initial Order, application materials, and list of all known creditors (the “Creditors list”) to the website;
3.1.2	completed statutory Forms 1 and 2 and filed same with the Office of the Superintendent of Bankruptcy;
3.1.3	provided notice of the CCAA Proceedings to all known creditors of the Petitioner;
3.1.4	communicated with the Petitioner to coordinate cash flow reporting and monitoring requirements;
3.1.5	reviewed the application materials in support of the relief to be granted at the comeback hearing; and
3.1.6	prepared this First Report.

4.MONITOR’S ADDITIONAL COMMENTS ON THE PROPOSED PLAN

4.1	A copy of the Proposed Plan is attached to the First Affidavit of Susan Danielisz sworn November 6, 2025 (the “Danielisz Affidavit”).
4.2

There has been no adjustments to the Proposed Plan since the issuance of the Pre-Filing Report. The Proposed Plan includes number of Releases to occur following its implementation. The parties that are contemplated in the Releases are the:

4. 2.1	Petitioner;

4.2.2	Directors and Officers;
4.2.3	Legal counsel to the Petitioner;
4.2.4	Monitor and its legal counsel, Farris LLP (“Farris”); and
4.2.5	Junior Secured Noteholders.

(Individually, a “Released Party”; Collectively, the “Released Parties”).

4.3

From and after the Effective Date, each of the Released Parties shall be released from all claims arising out of or in connection with any indebtedness, liability, or obligation of any kind that would be a claim provable within the meaning of section 2 of the Bankruptcy and Insolvency Act, RSC 1985, c B-3, including those related to:

4.3.1	the restructuring, disclaimer, reciliation, breach or termination of any contract, lease, agreement, or other arrangement entered into by the Petitioner;
4.3.2	the Proposed Plan and the Restructuring Support Agreements; and
4.3.3	the CCAA Proceedings.
4.4	However, the Proposed Plan provides a carve out from those releases, such that:
4.4.1	the Petitioner is not released from any of its obligations related to the Unaffected Claims or its obligations to the Junior Secured Noteholders under the Proposed Plan;
4.4.2	Released Parties are not released where they are determined to have committed fraud or willful misconduct; and
4.4.3	Directors are not released from any claim referred to in section 5.1(2) of the CCAA.
4.5

Since the Pre-Filing Report, the Monitor has continued to review the releases and upon further examination, the Monitor notes that the current draft releases for the Directors and Officers would include claims arising from actions prior to the CCAA Proceedings, which may include claims of the Affected and Unaffected Creditors.

4.6

Under paragraph 4.11.4 of the Pre-Filing Report, the Monitor wrote “The Releases are not overly broad. They do not exceed the CCAA and contain carveouts with respect to willful misconduct or fraud.” This statement does not make clear that the releases for Directors and Officers under the current Proposed Plan are broader than the release for the Petitioner.

4.7	While not a typical release in every CCAA Proceeding, the Monitor makes the following observations:

4.7.1	the small number of Affected Claims means that the Petitioner is being granted a narrow set of Releases;
4.7.2

the Petitioner is not released from any Unaffected Claim, and consequently, even if a Director or Officer has been released from a claim related to or arising from an Unaffected Claim, the Petitioner remains liable for such Unaffected Claim;;

4.7.3	the Petitioner has no real property and has confirmed all relevant tax payments are up to date, therefore limiting the extent of claims potentially applicable to the Directors and Officers;
4.7.4	the Releases as currently drafted still contain carveouts with respect to willful misconduct or fraud and section 5.1(2) claims against the Directors and Officers; and
4.7.5	the Proposed Plan may still be amended prior to the Meeting to incorporate adjustments to the Releases.

5.MEETING ORDER

Overview

5.1	The Petitioner is making an application to the Court for approval of a Meeting Order to facilitate a meeting of the Affected Creditors to consider and vote on the Proposed Plan.
5.2

The Meeting Order contemplates that the Meeting will take place at 2:00 PM (Vancouver time) on December 1, 2025, to be chaired by a representative of the Monitor. The manner in which the Meeting shall be convened, including by way of video conference, shall be at the discretion of the Monitor, who will provide appropriate notice of same to all attendees. The Chair is authorized to adjourn, postpone, or otherwise reschedule the Meeting, as the Chair deems necessary, without the need to first convene the Meeting.

5.3	For the purposes of considering and voting on the Resolution at the Meeting, there will be a single class of creditors, being the Junior Secured Noteholders.
5.4	The only persons entitled to attend the Meeting are the:
5.4.1	the Affected Creditors and their legal counsel;
5.4.2	Petitioner and its legal counsel and advisors;
5.4.3	Directors and Officers and their legal counsel and advisors; and
5.4.4	Monitor and its legal counsel.
5.5	If the Proposed Plan is approved by the “Required Majority” (majority in number of the Affected Claims who vote representing at least two-thirds in value) at the Meeting, the

Petitioner shall bring the Sanction Order Application to the Court to seek an Order to approve the Proposed Plan on December 5, 2025.

Notice of the Meeting

5.6	The Monitor will provide notice of the Meeting, no later than November 19, 2025, by:
5.6.1	posting a copy of the following on its website (the “Meeting Materials”):

5.6.1.1the Meeting Order;

5.6.1.2the Pre-Filing Report and this First Report;

5.6.1.3the Notice of Meeting;

5.6.1.4a Proxy form;

5.6.1.5the Claim form and its instructions; and

5.6.1.6the Proposed Plan.

5.6.2	sending the Meeting Materials by e-mail to all of the Affected Creditors (or their counsel).
5.7

By no later than November 19, 2025, the Petitioner will publish a press release on its website and on SEDAR that sets out that the Meeting Order has been granted and includes a link to the Notice of Meeting on the Monitor’s website.

5.8

The steps outlined above are common steps taken to provide notice to Affected Creditors of a meeting to consider a Proposed Plan. The Monitor notes that the effective notice period of 11 days (November 19 to December 1) is relatively short. However, the Monitor notes that the Affected Creditors, as reported previously, have executed restructuring support agreements, have been actively involved in the Company’s restructuring process, and are represented by counsel in these CCAA proceedings. Further, they will receive notice of the meetingby email and through counsel as opposed to slower forms of delivery.

5.9	Based on the forgoing, it is the Monitor’s view, that the proposed Meeting Order provides for good and sufficient service of the Meeting Materials on all Persons who may be entitled to receive notice.

Voting Process

5.10

The vote on the Proposed Plan will be conducted at the Meeting which will be held virtually. Affected Creditors may vote in person, virtually or by proxy. In order to be voted at the Meeting, all proxies must be received by the Monitor before 2: oo PM (Vancouver time) on December 1, 2025.

5.11	As there is only one class of creditors, the Proposed Plan will be approved if there is a Required Majority who vote in favour of the Proposed Plan.

Application for Sanction Order

5.12

If the Proposed Plan is approved by the Required Majority at the Meeting, the Petitioner intends to seek the Court’s approval of the Proposed Plan at a hearing at 2: oo PM (Vancouver time) on December 5, 2025, or as soon thereafter as the matter can be heard.

5.13	A copy of the Petitioner’s Notice of Application seeking the Sanction Order shall be published on the Monitor’s website as soon as possible following the Meeting.
5.14

As soon as possible following the Meeting, the Monitor will report to the Court on the results of the vote with respect to approval of the Resolution, and any other matter the Monitor considers relevant with respect to the Meeting or the application for the Sanction Order.

5.15

Any party who wishes to oppose the Sanction Order application is required to serve on counsel for the Petitioner, counsel for the Monitor, and all parties on the Service List, by no later than 4: oo PM (Vancouver time) on December 3, 2025, the relevant materials for its opposition.

6.STAY OF PROCEEDINGS

6.1	The Petitioner has applied for an extension of the stay of proceedings to December 19, 2025.
6.2

The Monitor has considered the period requested by the Petitioner for an extension of the stay of proceedings, and notes that the period requested provides time for the Petitioner to allow time to implement the process contemplated in the Meeting Order, and, if approved, to implement the Plan.

6.3

The Monitor has considered the Initial Cash Flow Forecast and notes that the Petitioner will have access to sufficient funds to cover their overhead and restructuring costs during the stay of proceedings extension period.

6.4	In the Monitor’s view, the Petitioner has acted, and continues to act, in good faith and with due diligence.
6.5

Based on the foregoing, the Monitor is of the view that an extension of the stay of proceedings is appropriate, and the Monitor therefore supports the Petitioner’s application for an extension of the stay of proceedings to December 19, 2025.

7.THE GOODMANS LETTER

7.1

On November 14, 2025, the Petitioner and its legal Counsel, and the Monitor and its legal counsel, received a letter from Goodmans LLP (“Goodmans Letter”) on behalf of Sea Hunter Holdings LLC (“SHH”), a purported equity holder of the Petitioner. A copy of the Goodmans Letter is attached as Appendix A. The Monitor makes the following observations:

7.1.1

The Monitor is in the process of confirming with the Petitioner whether SHH is a current shareholder of TILT. SHH does not appear on the creditor listing or accounts payable reports for the Petitioner;

7.1.2	the Monitor’s Pre-Filing report outlines the reasons as to why there is no value for Existing Equity;
7.1.3

The Goodmans Letter makes reference to a related party transaction involving Mark Scatterday. Mark Scatterday was a previous executive and director of TILT and currently owns 29,182,540 of the common shares in TILT which represents approximately 7.46% of the common shares outstanding in TILT. Additionally, Mark Scatterday is the sole member of Mak One, LLLP (“Mak One”), which is one of the six Junior Secured Noteholders to whom the Petitioner owes a total of $84.2 million. As of this report, the Monitor has not concluded on whether Mark Scatterday is a related person, or whether the Proposed Plan constitutes a related party transaction, as defined under the Bankruptcy and Insolvency Act. The Monitor expects to do so as part of any future Sanction Hearing.

8.CONCLUSION

8.1	For the reasons set out in this First Report and the Pre-Filing Report the Monitor recommends that the Court grant the Meeting Order and the extension of the stay of proceedings to December 19, 2025.

All of which is respectfully submitted this 14th day of November, 2025.

PricewaterhouseCoopers Inc., LIT

In its capacity as Monitor of

TILT Holdings Inc.

and not in its personal capacity

Morag Cooper	Spencer Oppal
Senior Vice President	Vice President

APPENDIX A

Letter from Goodmans to McCarthy,

dated November 14, 2025

Barristers & Solicitors Bay Adelaide Centre 333 Bay Street, Suite 3400 Toronto, Ontario M5H 2S7 Telephone: 416.979.2211 Facsimile: 416.979.1234 goodmans.ca Direct Line: 416.5 97.6275 cdescours@goodman s.ca

November 14, 2025
VIA EMAIL

McCarthy Tétrault LLP
745 Thurlow St., Suite 2400
Vancouver, BC V6E 0C5

Attention: H. Lance Williams and Ashley Bowron

Re:	In the Matter of a Plan of Compromise or Arrangement of TILT Holdings Inc. Supreme Court of British Columbia Court File No. S-258388

Dear Sirs/Mesdames,

We act for Sea Hunter Holdings LLC (“SHH”), an equity holder of TILT Holdings Inc. (“TILT” or the “Company”). Our client was not served with materials in respect of TILT’s above-noted proceedings (the “CCAA Proceedings”), and only recently learned of them and the Court hearing scheduled for Monday, November 17, 2025. We are writing to raise on behalf of SHH its significant concerns with the path being advanced by the Company in its CCAA Proceedings, including the expedited timing thereof.

SHH has been involved with the Company for years, indeed from before TILT went public. Accordingly, it is painfully aware of the history of TILT and its directors and officers (the “D&Os”) taking steps that were not in the best interests of the Company or its shareholders, but rather designed to benefit a small group of insiders who were permitted to build up significant debt holdings in the Company. These steps have included related party transactions and dealings that have eroded the value of TILT’s equity to the benefit of its noteholders. TILT’s proposed transaction to be implemented under its CCAA Proceedings seems designed to serve the same purpose, as it would entirely wipe out TILT’s existing shareholders, including SHH, for the direct benefit of its noteholders.

SHH has significant concerns with the Company’s proposed path in these CCAA Proceedings, including as set out below.

1.           Complete cancellation of all equity interests with no evidence of value

The Company is proposing to proceed with a plan of arrangement (the “CCAA Plan”) that will cancel all existing share capital and all equity interests in the Company, for no consideration to existing equity holders, for the benefit of the secured noteholders. TILT is proceeding with this extreme measure of wiping out all its existing equity, to the direct detriment of its existing equity holders, without substantiated justification for such measure at this time. The Company’s own materials state that the Company’s main assets, its investment in its subsidiaries, “have unknown fair market value”, yet the Company — without evidence — baldly asserts that there is no value to equity and seeks to extinguish all existing equity for no consideration as part of its proposed CCAA Plan. Based on the publicly available materials, the Company did not undertake a sales process to explore a potential going concern sale of the assets and business of the Company and its subsidiaries to obtain any indication of fair market value. SHH, as a holder of existing equity, would be directly and negatively impacted by the proposed CCAA Plan and objects to this proposed transaction in the circumstances.

2.           No restructuring

TILT claims in its public materials that it is completing a “restructuring” that is required to “restructur[e] its balance sheet”; however, in reality, no meaningful restructuring of the Company is being proposed under the CCAA. Plan. All that is proposed is the release of a parent guarantee in respect of the Company’s secured notes, while the underlying debt, less $1,000 (out of approximately $84.2 million), remains unaffected and in place. In exchange, all the existing equity gets extinguished for no consideration.

The Company’s materials state that TILT’s “only source of revenue is from its subsidiaries, who are highly levered with various secured debts”. Yet nothing under this CCAA Plan seeks to address any such challenges. None of the Company’s subsidiaries are included in the CCAA Proceedings or the proposed CCAA Plan. All of the secured debt apparently plaguing the Company’s subsidiaries will remain in place following this proposed transaction. The CCAA Plan appears to be focused on inappropriately extinguishing the existing equity, for no consideration and without a vote of the affected shareholders, for the sole benefit of a small group of noteholders, some of whom SHH understands are related parties of the Company.

3.           Improper use of CCAA

SHH has significant concerns that the Company’s proposed path is an improper use of the Companies’ Creditors Arrangement Act (“CCAA”), which is intended to restructure debtor companies for the benefit of all stakeholders. As described above, the Company’s CCAA Plan does not accomplish any meaningful restructuring of the Company.

The Company’s effort to use the CCAA as a mechanism to eliminate all existing equity and avoid any shareholder vote or other legal protections (including a formal valuation) is reflected in the Company’s own press release issued on November 7, 2025. The Company explained in that press release that it intends to rely on the bankruptcy related exemptions under applicable securities laws to exclude protections that would otherwise require a formal valuation and minority shareholder approvals. There appears to be little doubt that the Company’s CCAA Proceedings are being inappropriately used, with a dressed up “restructuring”, to avoid these securities law requirements and shareholder protections.

4.           Related party transaction

As stated by the Company in its November 7 press release, the involvement of one of its D&Os, Mark Scatterday, results in the Company’s proposed transaction constituting a “related party transaction” of the Company. The Court should give particular scrutiny to a transaction of this type involving a related party, when the Company seeks to extinguish all existing equity on an expedited timeline, with no vote, no consideration to affected equity holders, and no evidence of fair market value.

5.           Inappropriate D&O release

The Company appears to be seeking to obtain under the CCAA Plan broad, blanket releases for its D&Os. No claims process is proposed to be conducted with respect to the D&Os, no consideration is being provided in respect of such releases, and the proposed releases are an overreach in these circumstances, SHH has concerns with respect to whether the D&Os have properly exercised and fulfilled their fiduciary duties with respect to the proposed transaction, as well as significant concerns with respect to the prior conduct of TILT under the supervision of its D&Os. Accordingly, SHH objects to any releases of the D&Os in the circumstances.

***

SHH is considering its options in how to respond to these CCAA Proceedings and the proposed CCAA Plan. Given how recently it learned of this matter and the speed at which the Company is attempting to implement the CCAA Plan, we believe an adjournment of the Court hearing scheduled for Monday, November 17, 2025, is necessary to ensure that stakeholders can fairly address the issues raised by the Company’s proposed course of action. We suggest a call with counsel to the Company and the Monitor later today so that these concerns can be addressed and accommodated.

SHH reserves all its rights.

Yours truly,

Goodmans LLP

Caroline Descours

cc:Tevi a Jeffries and Sandy Lun (Farris LLP)

Michelle Grant, Morag Cooper and Spencer Oppal (PricewaterhouseCoopers Inc.)

Peter Kolla and Jon Feldman (Goodmans LLP)